Exhibit 3.1009
1129212
[STAMP]
ARTICLES OF INCORPORATION
OF
WEST CONTRA COSTA ENERGY RECOVERY COMPANY

ONE:	NAME
          The name of this corporation is West Contra Costa Energy Recovery Company.

TWO:	PURPOSE
          The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE:	SERVICE OF PROCESS
          The name and address of the corporation’s initial agent for service of process is Larry Burch, 205 — 41st Street, Richmond, California 94805.

FOUR:	STOCK
          The corporation shall be authorized to issue only one class of shares having a total number of one million (1,000,000) shares.
          IN WITNESS WHEREOF, the undersigned, who is the sole incorporator of this corporation, has executed these Articles of Incorporation on November 29,1982.

/s/ Donald E. Burns
Donald E. Burns
Sole Incorporator

     Each of the undersigned declare under penalty of perjury that the matters set forth in the foregoing Certificate are true and correct of his own knowledge and that this declaration was executed on November 12,1990, at Richmond, California.

/s/ Richard Granzella	/s/ Pina Barbieri

RICHARD GRANZELLA, President	PINA BARBIERI, Secretary

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